LETTER FROM FORMER AUDITOR

[Letterhead of Larry O'Donnell]

January 5, 2011

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form 8-K of Modern City Entertainment, Inc., dated January 5, 2011, as they relate to our firm.  We have no knowledge related to the engagement of the new auditor.

/s/Larry O'Donnell, CPA, P.C.
Larry O'Donnell, CPA, P.C.
Aurora, Colorado